CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
EXABYTE CORPORATION

__________________________________

Under Section 242 of the Delaware
General Corporation Law

__________________________________

It is hereby certified that

    The name of the corporation (hereinafter called the "Corporation") is Exabyte Corporation.
    The original Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on June 5, 1985, as amended from time to time, is hereby amended by deleting Article FIRST in its entirety and by inserting the following new Article FIRST in lieu thereof:

    "FIRST: The name of the Corporation is MidgardXXI, Inc. (the "Corporation")."

    The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed this 21st day of November, 2006.

/s/ Tom W. Ward

Name: Tom W. Ward

Title: President and Chief Executive Officer